Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Utilities Select Sector SPDR® Fund, the Russell 2000® Index and the Nasdaq-100 Index® due June 25, 2026
Term Sheet to Preliminary Pricing Supplement dated December 7, 2023
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or “Guarantor”)
Underlyings:	Utilities Select Sector SPDR® Fund, Russell 2000® Index and Nasdaq-100 Index®
Pricing Date*:	December 22, 2023
Issue Date*:	December 28, 2023
Denominations:	$1,000 and any integral multiple of $1,000. References in the pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Contingent Coupon Payments:
On each Contingent Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the closing value of the Lowest Performing Underlying on the related Calculation Day is greater than or equal to its Coupon Barrier. Each Contingent Coupon Payment, if any, will be calculated per Security as follows: ($1,000 ×  Contingent Coupon Rate) / 4

Contingent Coupon Payment Dates:	Quarterly, on the third business day following each Calculation Day; provided that the Contingent Coupon Payment Date with respect to the Final Calculation Day will be the Maturity Date.
Contingent Coupon Rate:	At least 9.10% per annum, to be determined on the pricing date
Automatic Call:
If the closing value of the Lowest Performing Underlying on any of the Calculation Days from June 2024 to March 2026, inclusive, is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security equal to the principal amount per Security plus a final Contingent Coupon Payment.

Calculation Days*:	Quarterly, on the 22nd day of each March, June, September and December, commencing March 2024 and ending March 2026, and June 22, 2026 (the “Final Calculation Day”).
Call Settlement Date:	Three business days after the applicable Calculation Day
Maturity Payment Amount (per Security):
●
if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is greater than or equal to its
Threshold Value: $1,000; or
●
if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:
$1,000 × performance factor of the Lowest Performing Underlying on the Final Calculation Day

Maturity Date*:	June 25, 2026
Lowest Performing Underlying	For any Calculation Day, the Lowest Performing Underlying will be the Underlying with the lowest performance factor on that Calculation Day.
Performance Factor:	With respect to an Underlying on any Calculation Day, its closing value on such Calculation Day divided by its Starting Value (expressed as a percentage).
Starting Value:	For each Underlying, its closing value on the pricing date
Ending Value:	For each Underlying, its closing value on the Final Calculation Day
Coupon Barrier:	For each Underlying, 70% of its Starting Value
Threshold Value:	For each Underlying, 70% of its Starting Value
*Subject to change.
Summary of Terms (continued)
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09710PEG7
Material Tax Consequences:	See the preliminary pricing supplement.
** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services
Hypothetical Payout Profile (Maturity Payment Amount)

60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
30% contingent
downside protection
Return of Lowest Performing
Underlying at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Security Return
Hypothetical Return of Lowest Performing Underlying

If the Securities are not automatically called prior to maturity and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will lose more than 30%, and possibly all, of the principal amount of your Securities at maturity.
Any return on the Securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Underlying, but you will have full downside exposure to decreases in the value of the Lowest Performing Underlying on the Final Calculation Day if the Ending Value of that Underlying is less than its Threshold Value.
The initial estimated value of the Securities as of the pricing date is expected to be between $910.00 and $960.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-28 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement:  https://www.sec.gov/Archives/edgar/data/70858/000148105723010258/form424b2.htm
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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Your return on the Securities is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Securities.
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The Securities are subject to a potential automatic call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Securities.
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You may not receive any Contingent Coupon Payments.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing value of one Underlying is always greater than or equal to its Coupon Barrier or Threshold Value, as applicable.
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Higher Contingent Coupon Rates are associated with greater risk.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Contingent Coupon Payment, payment upon automatic call or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Calculation Days.
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A Contingent Coupon Payment Date, a Call Settlement Date and the Maturity Date may be postponed if a Calculation Day is postponed.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.
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We and our affiliates have no affiliation with any index sponsor, fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
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Risks associated with the fund underlying index of the XLU will affect the value of the XLU and hence the value of the Securities.
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The Securities are subject to risks associated with foreign securities markets.
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Adverse conditions in the utilities sector may reduce your return on the Securities.
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The stocks held by the XLU are concentrated in one sector.
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The performance of the XLU may not correlate with the performance of its fund underlying index as well as the net asset value per share of the XLU, especially during periods of market volatility.
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The anti-dilution adjustments with respect to the XLU will be limited
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The Securities are subject to risks associated with small-size capitalization companies.
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The U.S. federal income tax consequences of an investment in the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated December 7, 2023, Product Supplement No. WF-1 dated March 8, 2023 and the Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, Product Supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.